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                                                                   Exhibit 99.10

                              [METROPOLITAN LOGO]

Dear Friend:

     I am pleased to offer you an investment opportunity. We are raising capital through an offering of additional shares of our common stock. Enclosed are an Order Form and other materials relating to the Rights Offering and concurrent Public Offering being conducted by Metropolitan Financial Corp. Before making an investment decision, please review the enclosed Prospectus, which describes Metropolitan Financial Corp. and the Offerings. You will find answers to some questions you may have about the Offerings, beginning on page __ of the Prospectus.


     The Rights Offering is directed to our existing shareholders, and the concurrent Public Offering is directed to the general public. THE PUBLIC OFFERING IS EXPECTED TO EXPIRE AT 5:00 P.M. EASTERN TIME ON MARCH 14, 2002. The price per share, $2.75, applies to both the Rights Offering and the Public Offering. No commission will be charged for the purchase of shares in the Offerings. If you wish to participate in the Public Offering, complete, execute and submit the enclosed Order Form, along with full payment for shares ordered. You may use the enclosed return envelope, overnight delivery or registered mail. Please be sure your payment is received prior to 5:00 p.m. Eastern Time on March 14, 2002.



     Enclosed is an invitation to an investor reception on the evening of February 27, 2002. We will discuss the stock offering and the business of Metropolitan Financial Corp.



     If you have questions about completing your Order Form, you may contact our Subscription Agent at the telephone numbers indicated on the Order Form. I have asked a representative of our Information Agent, Ryan, Beck & Co., to give you a call. Please feel free to ask any questions you may have about the Public Offering or Metropolitan Financial Corp.


                                          Sincerely,

                                          /s/ Robert M. Kaye

                                          Robert M. Kaye
                                          Chairman of the Board and
                                          Chief Executive Officer

     THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.